Exhibit 4.4

CERTIFICATE OF CORPORATE DOMESTICATION
OF PIONEER MERGER CORP.

Pursuant to Section 388
of the General Corporation Law of the State of Delaware (the “DGCL”)

Pioneer Merger Corp., presently a Cayman Islands exempted company limited by shares (the “Company”), DOES HEREBY CERTIFY:

1.             The Company was first incorporated on October 21, 2020 under the laws of the Cayman Islands.

2.             The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware in accordance with Section 388 of the DGCL was Pioneer Merger Corp.

3.             The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the DGCL is “Acorns Holdings, Inc.”

4.             The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company, or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate of Corporate Domestication in accordance with the provisions of Section 388 of the DGCL was the Cayman Islands.

5.             The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

The corporate domestication of the Company shall be effective upon the filing of this Certificate of Corporate Domestication and the Certificate of Incorporation with the Secretary of State of Delaware in accordance with Section 388 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this [●] day of [●], 2021.

PIONEER MERGER CORP., a Cayman Islands exempted company limited by shares

By:
Name: Ryan Khoury
Title: Chief Executive Officer